EXHIBIT 99.1

CONTACT:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS SECOND QUARTER 2008 RESULTS

CHATTANOOGA, Tenn. (August 5, 2008) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the second quarter and six months ended June 28, 2008.  For the second quarter, income from continuing operations was $1,283,000, or $0.10 per diluted share, compared with income from continuing operations of $2,556,000, or $0.20 per diluted share, for the second quarter of 2007.  Sales for the second quarter of 2008 were $77,155,000, down 9% from sales of $84,403,000 in the year-earlier quarter.

For the first six months ended June 28, 2008, income from continuing operations was $1,365,000, or $0.11 per diluted share, compared with income from continuing operations of $2,793,000, or $0.21 per diluted share, for the first half of 2007.  Sales for the year-to-date period in 2008 were $147,877,000, down 7% from $158,893,000 reported in the prior-year period.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "Declining home sales, difficult credit conditions, contracting consumer confidence, and rapidly rising raw material and energy costs continued to have a negative impact on the carpet industry and on our business.  Compared with the prior year’s second quarter, our sales of carpet products declined 6.9%, which was 1.1 percentage point less than the industry’s reported sales decline.  Sales of our residential products were down 8.2% while sales of our commercial products declined 4.7%.  Our second quarter commercial product sales comparison reflected the effect of an unusually large sale to one customer in the year-earlier quarter.  Our commercial product sales rose 2.2%, year-over-year, for the first six months of this year – well ahead of the industry’s commercial sales growth, and grew nicely in the month of July.  We continue to expect our commercial product sales to increase for the full year.

“Rapidly rising raw material and energy-related costs compressed our gross margins this year.  These costs increased more than 8% in the first half of this year and rose significantly again in July.  Lower sales volume also had a negative impact on fixed-cost leverage.  We addressed the higher expenses and lower volume by increasing selling prices and implementing cost-reduction initiatives.  We increased our selling prices in February, June and again in July of this year to fully recoup the higher expenses experienced to date; however, the higher raw material and energy costs will continue to pressure our margins until all the new selling prices are fully implemented in the fourth quarter of this year.  The cost-cutting initiatives reduced our associate headcount by approximately 9% and improved labor productivity.  Better material utilization and quality also improved operating performance.

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DXYN Reports Second Quarter 2008 Results

August 5, 2008

“Because of continuing economic uncertainty, the outlook for the industry and our business remains difficult to predict.  Depressed housing sales and tight credit conditions are expected to continue to affect demand for residential carpet products throughout the remainder of this year.  Although we believe our commercial product sales will grow this year, we expect their rate of growth to slow by year-end.  The new residential and commercial products we have introduced are well positioned and have been well received in the marketplace.  We are extremely pleased with our wool collections – their growth and profitability, at both Masland and Fabrica, have exceeded our expectations.  Our carpet tile products continue to grow in line with our projections.  We expect to continue increasing our market share in 2008 and believe that our business is well positioned to be stronger when industry conditions improve,” Frierson concluded.

During the second quarter of this year, the Company purchased 112,672 shares of its Common Stock at an average price of $7.39 per share, pursuant to the Company’s previously authorized stock repurchase program.  In July, the Company purchased an additional 191,508 shares of its Common Stock at an average price of $5.55 per share.  Additional repurchases of the Company's Common Stock may be made based on management's review of developing economic conditions and other opportunities.  Pending such review, the Company is not making additional repurchases of our Common Stock.  The Company's intent is to maintain a relatively conservative capital structure during this period of uncertainty.

The Company’s income from discontinued operations was $3,000, or $0.00 per diluted share, for the second quarter of 2008, compared with a loss of $118,000, or $0.01 per diluted share, for the second quarter of 2007.  Including discontinued operations, the Company reported net income of $1,286,000, or $0.10 per diluted share, for the second quarter of 2008 compared with net income of $2,438,000, or $0.19 per diluted share, for the second quarter of 2007.  For the first half of 2008, the Company's loss from discontinued operations was $66,000, or $0.01 per diluted share, compared with a loss of $184,000, or $0.01 per diluted share, in the prior-year period.  Including discontinued operations, the Company reported net income of $1,299,000, or $0.10 per diluted share, for the first six months of fiscal 2008 compared with net income of $2,609,000, or $0.20 per diluted share, for the year-earlier period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com.  The simulcast will begin at approximately 11:00 a.m. Eastern Time on August 5, 2008.  A replay will be available approximately two hours later and will continue for approximately 30 days.  If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-1376 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 5420893 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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DXYN Reports Second Quarter 2008 Results

August 5, 2008

THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
NET SALES	$77,155	$84,403	$147,877	$158,893
Cost of sales	54,602	58,140	104,767	110,811
GROSS PROFIT	22,553	26,263	43,110	48,082
Selling and administrative expenses	19,078	20,543	38,021	40,321
Other operating income	(88)	(82)	(236)	(110)
Other operating expense	181	144	368	269
OPERATING INCOME	3,382	5,658	4,957	7,602

Interest expense	1,454	1,669	2,930	3,226
Other income	(121)	(22)	(182)	(37)
Other expense	17	13	26	31

Income from continuing operations before income taxes	2,032	3,998	2,183	4,382
Income tax provision	749	1,442	818	1,589

Income from continuing operations	1,283	2,556	1,365	2,793
Income (loss) from discontinued operations, net of tax	3	(118)	(66)	(184)
NET INCOME	$1,286	$2,438	$1,299	$2,609

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.10	$0.20	$0.11	$0.22
Discontinued operations	0.00	(0.01)	(0.01)	(0.02)
Net income	$0.10	$0.19	$0.10	$0.20

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.10	$0.20	$0.11	$0.21
Discontinued operations	0.00	(0.01)	(0.01)	(0.01)
Net income	$0.10	$0.19	$0.10	$0.20

Weighted-average shares outstanding:
Basic	12,549	12,828	12,599	12,799
Diluted	12,655	13,010	12,711	12,993

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THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	June 28, 2008	December 29, 2007
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$162	$427
Accounts receivable, net	34,931	32,868
Inventories	79,300	75,928
Other	10,333	7,742
Total Current Assets	124,726	116,965

Net Property, Plant and Equipment	100,251	102,378
Goodwill	56,635	56,743
Other Assets	14,973	14,152
TOTAL ASSETS	$296,585	$290,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$34,082	$32,734
Current portion of long-term debt	8,972	8,817
Total Current Liabilities	43,054	41,551

Long-Term Debt
Senior indebtedness	68,085	60,119
Capital lease obligations	1,816	2,547
Convertible subordinated debentures	14,662	17,162
Deferred Income Taxes	11,875	11,726
Other Liabilities	14,862	15,019
Stockholders' Equity	142,231	142,114
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$296,585	$290,238

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